Exhibit 99.1
Contact: Paul Jackson	FOR IMMEDIATE RELEASE
(860) 728-7912	www.utc.com

UTC's FOURTH QUARTER EARNINGS PER SHARE INCREASE 9 PERCENT; FULL-YEAR UP 6 PERCENT TO $4.69 PER SHARE WITH CASH FLOW FROM OPERATIONS OF $2.9 BILLION; 2004 OUTLOOK AFFIRMED

HARTFORD, Conn., January 20, 2004 - United Technologies Corp. (NYSE:UTX) today reported fourth quarter 2003 earnings per share increased 9 percent to $1.16 compared with the year ago quarter.  Consolidated revenues increased 19 percent to $8.6 billion, primarily reflecting the Chubb acquisition and favorable foreign currency translation.  Full year earnings per share were 6 percent above 2002 on a 10 percent increase in revenues to $31.0 billion.

Fourth quarter net income increased to $588 million, 10 percent above the comparable 2002 period. Cash flow from operations was $798 million including $252 million in voluntary contributions to pension plans globally.  Capital expenditures in the quarter were $208 million.

Full year earnings per share were $4.69, 6 percent increased from 2002.  Full year cash flow from operations was $2.9 billion.  This result included $994 million in voluntary contributions to pension plans globally and was approximately equal to net income after capital expenditures of $530 million.

"These strong results speak to UTC's operating disciplines and business balance," said Chairman and Chief Executive Officer George David.  "Double digit operating profit increases at Otis and Carrier and growth in UTC's military aerospace business more than offset the third year of weakness in commercial aviation. The weaker U.S. dollar, growth in China, and the addition of Chubb also contributed to year over year performance."

"Cash performance net of capital expenditures for the year again met our usual high standard," continued David, "essentially equal to net income even after substantial pension contributions."  The company's debt-to-capital ratio decreased six points to 31 percent in 2003 inclusive of the Chubb acquisition.

A non cash gain at Otis, lower effective tax rate, and the translation benefit from a weaker dollar offset $138 million of restructuring and related charges taken in the quarter.  "That we were able to initiate these significant cost reduction actions positions us well for earnings growth in 2005 and beyond."

"We intend to initiate further cost reduction actions in the first quarter of 2004, funded by the recently announced gain on DaimlerChrysler's sale of MTU to KKR.  There may be further actions later in the year coincident with the potentially favorable settlement of certain open tax years."

"Our outlook is unchanged," said David, "we expect 2004 earnings in the range of $5.00 to $5.30 per share.  Cash flow from operations less capital expenditures should be equal to net income in 2004, before potential voluntary contributions in the $500 million range to UTC's pension plans globally.  We're on top of an excellent year in 2003 and look for more of the same in 2004."

The accompanying tables include information integral to assessing the company's financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company that provides a broad range of high technology products and support services to the building systems and aerospace industries.

This release includes "forward looking statements" that are subject to risks and uncertainties.  For information identifying economic, political, climatic, currency, regulatory, technological, competitive and some other important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, see UTC's SEC filings as updated from time to time, including, but not limited to, the discussion included in the Business section of UTC's Annual Report on Form 10-K under the headings "General," "Description of Business by Segment" and "Other Matters Relating to the Corporation's Business as a Whole" and the information included in UTC's 10-K and 10-Q reports under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations."

# # #

UNITED TECHNOLOGIES CORPORATION
 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
 (In Millions, except per share amounts)

	Quarter Ended December 31, (Unaudited)		Year Ended December 31, (Audited)

	2003	2002	2003	2002

Revenues	$8,588	$7,215	$31,034	$28,212

Cost and Expenses
Cost of goods and services sold	6,310	5,248	22,508	20,161
Research and development	251	278	1,027	1,191
Selling, general and administrative	1,100	862	3,654	3,203
Interest	96	93	375	381
	7,757	6,481	27,564	24,936

Income before income taxes and minority interests	831	734	3,470	3,276
Income taxes	(202)	(165)	(941)	(887)
Minority interests	(41)	(36)	(168)	(153)
Net Income	$588	$533	$2,361	$2,236

Earnings Per Share of Common Stock
Basic	$1.21	$1.11	$4.93	$4.67
Diluted	$1.16	$1.06	$4.69	$4.42

Average Number of Shares Outstanding
Basic	484	472	474	472
Diluted	507	504	503	506

 See accompanying Notes to Condensed Consolidated Financial Statements.

UNITED TECHNOLOGIES CORPORATION
SEGMENT REVENUES and OPERATING PROFIT

(In Millions)	Quarter Ended December 31, (Unaudited)		Year Ended December 31, (Audited)
	2003	2002	2003	2002
	Revenues

Otis	$2,210	$1,850	$7,927	$6,811
Carrier	2,196	1,996	9,246	8,773
Chubb	720	-	1,136	-
Pratt & Whitney	1,967	2,048	7,505	7,645
Flight	1,575	1,483	5,708	5,571
Segment Revenues	8,668	7,377	31,522	28,800
Eliminations and other	(80)	(162)	(488)	(588)

Consolidated Revenues	$8,588	$7,215	$31,034	$28,212

	Operating Profits

Otis	$377	$275	$1,377	$1,057
Carrier	93	107	911	779
Chubb	35	-	55	-
Pratt & Whitney	299	296	1,125	1,282
Flight	226	192	785	741
Segment Operating Profit	1,030	870	4,253	3,859
Eliminations and other	(34)	(27)	(174)	(27)
General corporate expenses	(69)	(16)	(234)	(175)

Consolidated Operating Profit	$927	$827	$3,845	$3,657

As described on the following page, consolidated operating profit for the years and quarters ended December 31, 2003 and 2002 includes restructuring and related charges and favorable non-recurring items.

See accompanying Notes to Condensed Consolidated Financial Statements.

UNITED TECHNOLOGIES CORPORATION
Consolidated Operating Profit
 (Unaudited)

Consolidated operating profit for the quarters ended December 31, 2003 and 2003 includes restructuring and related charges totaling $138 million and $125 million, respectively.  Consolidated operating profit for the years ended December 31, 2003 and 2002 includes restructuring and related charges of approximately $182 million and $321 million, respectively.

	Quarter Ended December 31,		Year Ended December 31,

Restructuring and Related Charges	2003	2002	2003	2002
Otis	$47	$35	$65	$73
Carrier	65	23	65	114
Chubb	-	-	-	-
Pratt & Whitney	13	37	19	80
Flight	10	32	23	55
Segment Operating Profit	135	127	172	322
Corporate Expense	-	-	-	-
Eliminations and Other	3	(2)	10	(1)
Consolidated Revenues	$138	$125	$182	$321

Notes:

(1)	Otis operating profit for the fourth quarter of 2003 includes a $50 million non-cash gain resulting from a transaction involving an exchange of equity interests.

(2)	The Corporation's effective tax rate in the fourth quarters of 2003 and 2002 is lower than the respective full year rates reflecting the realization of certain tax benefits, including use of a capital loss carryback in 2002 and the tax benefit associated with a non-core divestiture in 2003.

	4th Quarter	Full Year
2003	24.3%	27.1%
2002	22.5%	27.1%

(3)	The favorable impact of foreign currency translation contributed $.06 per share and $.23 per share in the fourth quarter and year-ended December 31, 2003, respectively.

(4)	The following favorable items are included in prior year results:
Q1 2002:
Approximately $100 million gain recorded in eliminations and other related to the settlement of environmental claims.
Q3 2002:
$43 million curtailment gain from the modification of certain post-retirement benefits recorded in segment results.
Q4 2002:
$33 million benefit from the favorable resolution of an employee benefit plan exposure recorded in Corporate expense.

See accompanying Notes to Condensed Consolidated Financial Statements.

UNITED TECHNOLOGIES CORPORATION
 CONDENSED CONSOLIDATED BALANCE SHEET
 (Audited)

(Millions)	December 31, 2003	December 31, 2002
Assets

Cash and cash equivalents	$1,623	$2,080
Accounts receivable, net	5,187	4,277
Inventories and contracts in progress, net	3,794	3,803
Other current assets	1,760	1,675
Total Current Assets	12,364	11,835

Fixed assets, net	5,080	4,587
Goodwill, net	9,329	6,981
Other assets	7,875	5,791

Total Assets	$34,648	$29,194

Liabilities and Shareowners' Equity

Short-term debt	$1,044	$241
Accounts payable	2,867	2,095
Accrued liabilities	6,384	5,449
Total Current Liabilities	10,295	7,785

Long-term debt	4,257	4,632
Other liabilities	8,389	7,994

ESOP Convertible Preferred Stock, net	-	428

Shareowners' Equity:
Common Stock	6,314	5,447
Treasury Stock	(5,335)	(4,951)
Retained Earnings	12,527	10,836
Accumulated other non-shareowners' changes in equity	(1,799)	(2,977)
	11,707	8,355

Total Liabilities and Shareowners' Equity	$34,648	$29,194

Debt Ratios:
Debt to total capitalization	31%	37%
Net debt to total capitalization	24%	25%

See accompanying Notes to Condensed Consolidated Financial Statements.

UNITED TECHNOLOGIES CORPORATION
 CONDENSED CASH FLOWS FROM OPERATIONS

(Unaudited) (Millions)	Quarter Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net Income	$588	$533	$2,361	$2,236
Adjustments to reconcile net income
to net cash flows provided by operating activities
Depreciation and amortization	229	190	799	727
Deferred income taxes and minority interest	57	156	422	471
Changes in working capital	140	236	56	116
Voluntary contributions to pension plans	(252)	(517)	(994)	(530)
Other, net	36	(35)	231	(167)
Net Cash Flows Provided by Operating Activities	$798	$563	$2,875	$2,853

See accompanying Note to Condensed Consolidated Financial Statements.

UNITED TECHNOLOGIES CORPORATION
Note to Condensed Consolidated Financial Statements

(1)	Certain reclassifications have been made to prior year amounts to conform to current year presentation.

(2)	In 2002 the Corporation made voluntary stock and cash contributions to its pension plans totaling $783 million, including $253 million of stock, reported as an increase in Other assets in the accompanying condensed consolidated balance sheet. In addition, in the fourth quarter of 2002, the Corporation recorded a $1.6 billion after tax equity charge, reflecting an increase to the additional minimum liability under its pension plans of $2.4 billion, which is included in Other liabilities. The offsetting deferred tax benefit is reflected in Other assets.

(3)	During the fourth quarter of 2003, the convertible preferred shares held by the ESOP were converted into common shares. The conversion had no impact on the Corporation's fully diluted earnings per share and slightly decreased the Corporation's debt-to-capital ratio, as these shares were reclassified to equity.

(4)	During the fourth quarter of 2003, the Corporation recorded a $570 million after-tax credit to equity, reflecting a decrease in the additional minimum liability under its pension plans of approximately $900 million, which is included in Other liabilities. The offsetting deferred tax charge is reflected in Other assets.